Exhibit 99.1

News Release

CMC Announces Appointment of Kekin Ghelani as Senior Vice President, Chief Strategy Officer

Irving, TX – October 1, 2024 - Commercial Metals Company (NYSE: CMC) (the “Company”) today announced that the Board of Directors of the Company (the “Board”) appointed Kekin Ghelani to serve as the Company’s Senior Vice President, Chief Strategy Officer, effective October 1, 2024. In this role, Chief Strategy Officer, Mr. Ghelani will be responsible for guiding the strategic direction of the Company, driving long-term growth and M&A activity, leading integration efforts following future acquisitions, and ensuring alignment across all lines of business to support CMC’s dynamic and competitive goals.

Mr. Ghelani previously served as the Chief Strategy and Growth Officer of Summit Materials, Inc. from May 2022 to August 2024, after serving as Vice President of Strategy, Growth and Ventures of the Water & Protection business unit of DuPont de Nemours, Inc. from 2019 to 2022. From 2013 to 2019, Mr. Ghelani held roles of increasing responsibility at Celanese Corporation. He has also held senior positions at McKesson Corporation and Honeywell International. Mr. Ghelani received his Master of Business Administration from Emory University and his Bachelor of Science in Mechanical Engineering from the University of South Alabama.

Peter R. Matt, the Company’s President and Chief Executive Officer, commented, “I am excited to welcome Kekin to our leadership team. His extensive experience in strategy, corporate development, mergers and acquisitions and business integration position him to help drive CMC’s growth plan. The Board and I have every confidence in his capabilities, and we look forward to Kekin’s contributions to CMC in this new role.”

About CMC

CMC is an innovative solutions provider helping build a stronger, safer, and more sustainable world. Through an extensive manufacturing network principally located in the United States and Central Europe, we offer products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial, and energy generation and transmission.

Media Contact:

Susan Gerber

214.689.4300